Exhibit 10.2

AMENDMENT TO THE MARVELL TECHNOLOGY GROUP LTD.

AMENDED AND RESTATED 1995 STOCK OPTION PLAN

The Marvell Technology Group Ltd. Amended and Restated 1995 Stock Option Plan (the “Plan”) is hereby amended, subject to, and contingent upon, shareholder approval, as follows:

1. The first sentence of Section 3 of the Plan is hereby amended, subject to, and contingent upon, shareholder approval, to provide in its entirety as follows:

“Subject to Section 14, Shares that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 383,440,718 Shares; provided, however, that on the first business day of each fiscal year starting January 31, 2011 or after, and continuing until the earlier of January 31, 2013 or termination of the Plan, there shall be added to this Plan the lesser of an additional (i) 20,000,000 Shares, or (ii) 2.5% of the outstanding shares of capital stock on such date, or (iii) an amount determined by the Board (provided that the amount approved by the Board shall not be greater than (i) or (ii)).”

2. The 2010 Appendix, as attached hereto, is hereby inserted to the Plan, subject to, and contingent upon, shareholder approval.

APPENDIX A

2010 APPENDIX TO THE MARVELL TECHNOLOGY GROUP LTD.

AMENDED AND RESTATED 1995 STOCK OPTION PLAN IN RESPECT OF

PERFORMANCE-BASED COMPENSATION UNDER CODE SECTION 162(m)

1.	Purpose

The purpose of this Appendix is to modify, to the extent set forth herein, the Marvell Technology Group Ltd. Amended and Restated 1995 Stock Option Plan (the “Plan”) with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

2.	Capitalized Terms

(a) Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided by this Appendix.

(b) In addition, in this Appendix, the following terms shall have the meanings set forth beside them:

“Determination Date” means a date within ninety (90) days following the commencement of any Performance Period, but in no event after twenty-five percent (25%) of the Performance Period has elapsed (or such other time as may be required or permitted that will not jeopardize the qualification of an Award granted under the Plan as performance-based compensation under Section 162(m) of the Code).

“Fiscal Year” means the fiscal year of the Company.

“Performance Goals” will have the meaning set forth in Section 4 of this Appendix.

“Performance Period” means a Fiscal Year or such longer or shorter period as determined by the Administrator in its sole discretion.

3.	General

If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Appendix will control over any contrary provision in the Plan. The Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals (as defined in Section 2 of this Appendix). The Performance Goals will be set by the Administrator on or before the Determination Date (as defined in Section 2 of this Appendix). In granting Awards which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals). Notwithstanding the foregoing, the Administrator may, in its discretion, grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Grantees that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Appendix.

4.	Performance Goals

The granting and/or vesting of restricted or unrestricted Awards of Common Stock, stock units, performance awards and other incentives under the Plan may be made subject to the attainment of performance goals (“Performance Goals”). The Administrator shall establish objective Performance Goals based upon one or more targeted levels of achievement relating to one or more of the following “business criteria” within the meaning of Section 162(m) of the Code: attainment of research and development milestones, business divestitures and acquisitions, cash flow, customer retention rates or acquisition, business unit performance, earnings (which may include earnings before interest, taxes, depreciation or amortization (EBITDA)), earnings per share, expense reduction, gross margin, growth with respect to any of the foregoing measures, market share, net income, new product development, operating income, operating margin, pre-tax profit, product release timelines, productivity, return on capital employed, return on shareholder equity, return on sales, revenue, revenue growth, and total shareholder return. Any criteria used may be measured, as applicable, (A) in absolute terms; (B) in relative terms over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company); (C) on a per share and/or share per capita basis; (D) against the performance of the Company as a whole or against any affiliate(s) or a particular segment(s), a business unit(s) or a product(s) of the Company; (E) on a pre-tax or after-tax basis; and/or (F) using an actual foreign exchange rate or on a foreign exchange neutral basis. The Performance Goals may differ from Grantee to Grantee, Performance Period to Performance Period, and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Grantee. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to or at the time of the issuance of an Award and which is consistently applied with respect to a Performance Goal in the relevant Performance Period. The Administrator will appropriately adjust any evaluation of performance under a Performance Goal to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results. In addition, the Administrator will adjust any performance criteria, Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in the number of issued Shares effected without receipt of consideration by the Company (not counting Shares issued upon conversion or convertible securities to the Company as “effected without receipt of consideration”).

5.	Procedures

To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, by the Determination Date, the Administrator will, in writing, (A) designate one or more Grantees to whom an Award will be made, (B) select the Performance Goals applicable to the Performance Period, (C) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (D) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Grantee for such Performance Period.

6.	Maximum Award Grants During a Fiscal Year

(a) Notwithstanding any contrary provision in the Plan, for stock awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Grantee will receive more than an aggregate of 500,000 Shares subject to stock awards. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service as an Employee, an Employee may be granted Shares subject to stock awards covering up to an additional 500,000 Shares subject to stock awards (for the avoidance of doubt, an Employee can be granted up to 1,000,000 Shares subject to stock awards intended to qualify as “performance-based compensation” in connection with his or her initial service as an Employee). The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14 of the Plan.

(b) Notwithstanding any contrary provision in the Plan, for stock units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Grantee will receive more than an aggregate of 500,000 stock units. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service as an Employee, an Employee may be granted up to an additional 500,000 stock units (for the avoidance of doubt, an Employee can be granted up to 1,000,000 Shares subject to stock units intended to qualify as “performance-based compensation” in connection with his or her initial service as an Employee). The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14 of the Plan.

(c) Notwithstanding any contrary provision in the Plan, for performance awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Grantee will receive more than an aggregate of 500,000 Shares subject to performance awards. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service as an Employee, an Employee may be granted up to an additional 500,000 Shares subject to performance awards (for the avoidance of doubt, an Employee can be granted up to 1,000,000 Shares subject to stock awards intended to qualify as “performance-based compensation” in connection with his or her initial service as an Employee). The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14 of the Plan.

(d) Notwithstanding any contrary provision in the Plan, for any stock-based awards denominated in cash intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Grantee will receive more stock-based awards having an initial value greater than $5,000,000. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service as an Employee, an Employee may be granted stock-based awards denominated in cash having an initial value of an additional $5,000,000 (for the avoidance of doubt, an Employee can be granted stock-based awards denominated in cash with an initial value up to $10,000,000 intended to qualify as “performance-based compensation” in connection with his or her initial service as an Employee).

(e) For the avoidance of doubt, the limitations set forth in Sections 6(a)-(d) of this Appendix apply only to each type of award in any Fiscal Year. Therefore, an Employee may receive the maximum grant in any Fiscal Year with respect to each type of award intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

7.	Additional Limitations

Notwithstanding any other provision of the Plan, any Award which is granted to a Grantee and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

8.	Determination of Amounts Earned

Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. A Grantee will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved. If the Performance Goals for a Performance Period are not achieved, a Grantee will not receive payment of any Award based on such Performance Goals and will not receive a grant of any make-up Award for such Performance Period or any other newly-granted Award for such Performance Period. In determining the amounts earned by a Grantee pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Administrator will have the right to (A) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period, but only to the extent such factors and their impact are determined when the Award is granted, (B) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Grantee’s death or disability or upon a Change in Control or in the event of a termination of employment following a Change in Control prior to the end of the Performance Period, and (C) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Grantee’s death or disability prior to a Change in Control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Grantee remained employed through the end of the Performance Period.

9.	Duration of Appendix

This Appendix will continue in effect until the 2015 Annual General Meeting of Shareholders, subject to Board’s right to amend or terminate in Section 15 of the Plan.